UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2024

Silexion Therapeutics Corp
(Exact name of registrant as specified in its charter)

Cayman Islands	001-42253	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

12 Abba Hillel Road Ramat-Gan, Israel	5250606
(Address of principal executive offices)	(Zip Code)

+972-8-6286005
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	SLXN	The Nasdaq Stock Market LLC
Warrants exercisable for Ordinary Shares at an exercise price of $11.50 per share	SLXNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 19, 2024, Silexion Therapeutics Corp (the “Company”) received two letters from the Nasdaq Listing Qualifications Department, each addressing a separate compliance deficiency of the Company under the Nasdaq Listing Rules. On November 20, 2024, the Company received an additional letter, addressing a third compliance deficiency under the Nasdaq Listing Rules. None of the deficiency letters will have a current impact on trading in the Company’s ordinary shares or warrants.

Market Value-Related Deficiencies

The first letter from the Nasdaq Listing Qualifications Department notified the Company of its non-compliance with Nasdaq Listing Rule 5450(b)(2)(A), which requires a company such as the Company whose securities are listed on the Nasdaq Global Market under the “Market Value Standard” to maintain a minimum Market Value of Listed Securities (an “MVLS”) of $50,000,000. The deficiency was triggered by the Company’s MVLS having closed below the minimum level for a period of 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(C), the Company is entitled to a 180-day period, ending on May 19, 2025, to rectify the deficiency. In order to do so, the Company much achieve and maintain an MVLS of $50,000,000 or more for at least 10 consecutive business days. Failure to regain compliance within the 180-day period would result in the delisting of the Company’s securities from Nasdaq, although the Company would have the right to appeal such a delisting to a Nasdaq hearings panel.

The second letter informed the Company of its deficiency in complying with Nasdaq Listing Rule 5450(b)(2)(C), which requires a minimum Market Value of Publicly Held Shares (an “MVPHS”) of $15,000,000 for continued listing on the Nasdaq Global Market under the “Market Value Standard”. This deficiency was caused by the Company’s MVPHS having fallen below the minimum threshold for the prior 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(D), the Company has 180 calendar days, or until May 19, 2025, to regain compliance, which the Company can achieve if its MVPHS closes at or above $15,000,000 for at least 10 consecutive business days. Failure to regain compliance within that 180-day period would result in the delisting of the Company’s securities from Nasdaq, subject to the Company’s right to appeal to a Nasdaq hearings panel.

The Company intends to actively monitor the market value of its securities and explore available options to resolve both market value-related deficiencies. As part of its strategy, the Company may consider applying to transfer the listing of its securities to the Nasdaq Capital Market, subject to meeting one set of listing requirements for that market. There can be no assurance, however, that the Company will successfully regain compliance with either rule within the allotted timeframe or that any appeal, if necessary, will be successful.

Audit Committee Deficiency due to Vacancy

The third letter from the Nasdaq Listing Qualifications Department informed the Company of its noncompliance with Nasdaq Listing Rule 5605(c)(2)(A) due to having only two members on its audit committee, instead of three members possessing certain qualifications, as required under that rule. This deficiency solely reflects the vacancy on that committee that resulted from Ilan Shiloah’s resignation from the Company’s board of directors and audit committee, effective September 16, 2024, which was reported in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 19, 2024. Under Nasdaq Listing Rule 5605(c)(4) the Company has a cure period to regain compliance, which ends at (i) the earlier of the Company’s next annual general meeting or September 16, 2025, or (ii) March 17, 2024, if the annual general meeting is held before that date. The Company has been seeking to identify an appropriate additional independent candidate with the requisite background and experience to serve on the board of directors and the audit committee. The Company intends to appoint or elect such a new director prior to the expiration of the cure period described above, which would enable the Company to regain compliance with this Listing Rule.

Item 8.01   Other Events.

On November 22, 2024, the Company issued a press release announcing a prospective 1-for-9 reverse share split of all of its issued and outstanding, and authorized but unissued, ordinary shares. The reverse share split will be effected automatically, without any action required on the part of the Company’s shareholders. The reverse share split will result in a corresponding increase in the par value of the Company’s ordinary shares, from $0.0001 per share to $0.0009 per share. No fractional shares will be issued as a result of the reverse split, as any fractional share totals to which shareholders become entitled will be rounded up to the nearest whole number of shares. The reverse share split will become effective after market close on November 27, 2024, and the Company’s ordinary shares will begin trading on a reverse split-adjusted basis on the Nasdaq Global Market at market open on November 29, 2024. The ticker symbol for the ordinary shares will remain “SLXN.” A copy of the press release announcing the reverse split is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated November 22, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILEXION THERAPEUTICS CORP

Date: November 22, 2024	/s/ Ilan Hadar
	Name:	Ilan Hadar
	Title:	Chief Executive Officer